The Tax-Exempt Bond Fund of America, Inc.
333 S. Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200 Fax (213) 486-9455

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$91,728
Class B	$1,977
Class C	$3,419
Class F	$10,007
Total	$107,131
Class R-5	$2,220
Total	$109,351

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2516
Class B	$0.2057
Class C	$0.2021
Class F	$0.2469
Class R-5	$0.2620

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	389,002
Class B	9,607
Class C	18,205
Class F	50,276
Total	467,090
Class R-5	9,153
Total	476,243

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$12.57
Class B	$12.57
Class C	$12.57
Class F	$12.57
Class R-5	$12.57